Safehold

Press Release

Safehold Closes $195 Million Waikiki Ground Lease and Launches SAFE x SWAP Program

NEW YORK, September 25, 2019

Safehold Inc. (NYSE: SAFE) announced it has closed on the previously announced purchase of the existing ground lease under the Alohilani Resort in Waikiki Beach for $195 million.

Concurrent with the closing of the acquisition, Safehold completed an agreement with the owner of the hotel leasehold to convert the existing ground lease into a new Safehold™ ground lease as part of its SAFE x SWAP program. The program seeks to help real estate investors with older, inefficient ground leases upgrade into Safeholds' modern, value-enhancing solution.

"Our purchase and rework of an outdated ground lease demonstrates another innovative channel of growth at Safehold," said Jay Sugarman, Chairman and Chief Executive Officer. "By stripping away the detrimental provisions in archaic ground leases and swapping them out for the modern, more efficient Safehold™ structure, we can unlock significant value for our customers."

The Waikiki market has historically been one of the strongest hotel markets in the nation and the Alohilani represents one of the largest hotels in the market. The leasehold on the hotel was purchased for $515 million in 2017.

For more information on the SAFE x SWAP program and its benefits, please visit www.safeholdinc.com/safeswap or reach out directly to our investment team.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

Safehold

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact:

Tim Doherty
Executive Vice President
Co-Head of Investments
T: 212.930.9433
E: tdoherty@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com